Annual Statement of Compliance
ACE Securities Home Equity Loan Trust, Series 2006-GP1

VIA: EMAIL

ACE Securities Corp.
60 Wall Street
New York, New York 10005

LaSalle Bank National Association
135 South LaSalle Street, Suite 1511
Chicago, IL 60603
(312) 904-2344

Re: The Sale and Servicing agreement dated as of May 1, 2006 (the “Agreement”), ACE Securities Corp., as Depositor and Purchaser, Deutsche Bank National Trust Company, as Indenture Trustee, GreenPoint Mortgage Funding, Inc., as Servicer and Originator, LaSalle Bank National Association, as Master Servicer and Securities Administrator, and DB Structured Products Inc., as Sponsor.

  I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Securities Administrator hereby certify that:

(1) A review of the activities of the Securities Administrator during the preceding calendar year and of the performance of the Securities Administrator under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Securities Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: March 15, 2007

LaSalle Bank National Association, as Securities Administrator

/s/ Barbara L Marik
Barbara L. Marik
First Vice President